THIRD AMENDMENT TO THE
ALPHA ARCHITECT ETF TRUST
DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT effective as of April 25, 2017, to the Distribution Agreement, dated as of October 8, 2014, as amended October 1, 2015 and October 1, 2016 (the “Agreement”) is entered into by and between Alpha Architect ETF Trust (the “Trust”), a Delaware statutory trust and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the parties to the Agreement desire to add a fund;

NOW THEREFORE, pursuant to Article 13 of the Agreement, the parties hereby agree to amend the Agreement as follows:

Schedule A of the Agreement shall be superseded and replaced in its entirety by Amended Schedule A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ALPHA ARCHITECT ETF TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Patrick Cleary	By:	/s/ James R. Schoenike
Name: Patrick Cleary		Name: James R. Schoenike
Title: Chief Compliance Officer		Title: President

Amended Schedule A to the
Distribution Agreement - Alpha Architect ETF Trust

Separate Series of Alpha Architect ETF Trust

Name of Series
ValueShares U.S. Quantitative Value ETF
ValueShares International Quantitative Value ETF
MomentumShares U.S. Quantitative Momentum ETF
MomentumShares International Quantitative Momentum ETF Alpha Architect Value Momentum Trend ETF